Exhibit 99.2
DATE: May 26, 2011
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS GIVES NOTICE OF ANTICIPATED DESIGNATED EVENT CONVERSION RIGHTS TO HOLDERS OF 3 1/4% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2036
MINNEAPOLIS, May 26, 2011 — American Medical Systems Holdings, Inc. (“AMS” or the “Company”) (NASDAQ: AMMD) announced that, pursuant to the terms of the indenture (the “2036 Indenture”) governing its 3 1/4% Convertible Senior Subordinated Notes due 2036 (the “2036 Notes”), it anticipates that a “Designated Event” (as such term is defined in the 2036 Indenture) may occur on or about June 17, 2011 (the “Anticipated Designated Event Effective Date”) as a result of the proposed transactions contemplated by the Agreement and Plan of Merger, dated as of April 10, 2011 (the “Merger Agreement”) among Endo Pharmaceuticals Holdings Inc. (“Endo”), NIKA Merger Sub, Inc., a wholly owned indirect subsidiary of Endo (“Merger Sub”), and AMS. As previously disclosed, under the Merger Agreement Endo will acquire AMS for $30.00 per share of common stock, par value $0.01 per share of AMS. Subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub is expected to merge with and into AMS on or about June 17, 2011 (the “Merger”), with AMS continuing as the surviving corporation and a wholly owned subsidiary of Endo. Completion of the Merger would constitute a Designated Event under the 2036 Indenture.
The 2036 Indenture requires AMS to give advance notice of the anticipated Designated Event that may occur as a result of the completion of the Merger, as well as the anticipated effective date of the Merger. The Merger is subject to certain closing conditions and there can be no assurance that the Merger will be completed on the expected date, or at all.
Holders of the outstanding 2036 Notes have the right to convert such 2036 Notes at any time beginning on May 26, 2011 (the date that is 15 “Trading Days” (as such term is defined in the 2036 Indenture) prior to the Anticipated Designated Event Effective Date) and until any time before the close of business on the business day immediately preceding the 40th day after the date AMS mails the “Designated Event Company Notice” (as such term is defined in the 2036 Indenture), in accordance with, and subject to, the provisions of the 2036 Notes and the 2036 Indenture.
About American Medical Systems Holdings, Inc.
American Medical Systems, headquartered in Minnetonka, Minnesota, is a diversified supplier of medical devices and procedures to treat incontinence, erectile dysfunction, benign prostatic hyperplasia (BPH), pelvic floor prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher-quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 340,000 patients in 2010.
Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the expected timing of the completion of the proposed merger between AMS and Endo, the ability to complete the transaction considering the various closing conditions, the designated event anticipated with respect to the 2036 Notes, and any assumptions underlying any of the foregoing. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. Additional information concerning AMS’s risk factors may be found in AMS’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the discussion under the heading “Risk Factors” in AMS’s Annual Report on Form 10-K for the year ended January 2, 2011, filed with the SEC on February 25, 2011, and its Quarterly Report on Form 10-Q for the quarter ended April 2, 2011, filed with the SEC on May 12, 2011.
More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for the year ended January 2, 2011 and its other SEC filings.

Contact:	Mark Heggestad Executive Vice President and Chief Financial Officer 952-930-6495 Mark.Heggestad@AmericanMedicalSystems.com